EXHIBIT 10.36
SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (“Agreement”) is made and entered into on August 16, 2021, by and between Verso Corporation (“Verso”), a Delaware corporation, and Aaron D. Haas, an individual (“Employee”). This agreement, together with the “Restrictive Covenant Agreement” referenced below replaces the “Employment Agreement” entered into effective March 13, 2020.
WHEREAS, Verso desires to establish the terms and conditions upon which Employee may receive certain benefits upon termination of employment, including in the context of a change in control of Verso; and
WHEREAS, Verso and Employee are parties to a Noncompete Agreement / Restrictive Covenant Agreement dated of even date herewith (the “Restrictive Covenant Agreement”, which provides for certain Employee obligations that survive termination of Employee’s employment with Verso.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Verso and Employee hereby agree as set forth below.
1.Certain Definitions. Capitalized terms used, but not defined, elsewhere in this Agreement will for purposes of this Agreement have the meanings defined for such terms below.
1.1.“Bonus Target” means the amount of annual cash incentive bonus that Employee would receive for the full year in which Employee’s termination of employment occurs, if all of Verso’s and Employee’s performance goals applicable to Employee’s incentive bonus for such year (as such bonus arrangement is in effect at time of termination of Employee’s employment) were achieved at the target level of performance.
1.2.“Cause” means that any one or more of the following has occurred:
(1)Employee’s indictment for, conviction of, or pleading guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair Employee’s performance of Employee’s duties to Verso).
(2)Employee’s willful failure to substantially perform the material duties of Employee’s position with Verso (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), provided that Employee have been provided written notice of such failure and, if such failure is curable, Employee has not cured the failure to the satisfaction of Verso within 15 days after delivery of such notice.
(3)Employee’s willful failure to obey legal orders consistent with Employee’s position at Verso given in good faith by Verso’s Chief Executive Officer or any other person to whom Employee reports at Verso, directly or indirectly, other than any such failure resulting from incapacity due to physical or mental illness; provided, however, that Employee has been given written notice of such failure and, if such failure is curable, Employee has not cured the failure to the satisfaction of Verso within 15 days after delivery of such notice.
(4)Employee’s willful misconduct or breach of fiduciary duty (including, without limitation, any act of fraud, embezzlement, or dishonesty) which causes or is reasonably expected to result in material injury to Verso or its business reputation.
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(5)Employee’s entering into an agreement or consent decrease or being the subject of any regulatory order that in any of such cases prohibits Employee from serving as an officer or director of a company that has publicly-traded securities.
(6)Employee’s material breach of any agreement that Employee may have with Verso or of any written policies or procedures of Verso, which is injurious to Verso; provided, however, that Employee has been given written notice of such failure and, if such breach is curable, Employee has not cured the breach to the satisfaction of Verso within 15 days after delivery of such notice.
1.3.“Change in Control” means that any one or more of the following have occurred:
(1)A transaction or series of transactions occurs whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), directly or indirectly acquires beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of securities of Verso possessing more than 50% of the total combined voting power of Verso's securities outstanding immediately after such acquisition.
(2)During any period of two consecutive calendar years, the Continuing Directors cease to constitute at least a majority of the board of directors of Verso (“Board”). For purposes of this definition, the term “Continuing Director” means any director who was (a) a member of the Board at the beginning of the two-year period, or (b) elected to the Board by Verso’s stockholders, or (c) appointed to the Board by a majority of the Continuing Directors then serving on the Board; in the case of clause (b) and (c), whose election or appointment to the Board did not occur in connection with any actual or threatened director election contest or proxy solicitation contest or any transaction or proposed transaction involving Verso or any subsidiary of Verso.
(3)Verso, directly, or indirectly through one or more subsidiaries or intermediaries, enters into an agreement to, or consummates, a sale or other disposition of all or substantially all of Verso's assets in any single transaction or series of transactions (including pursuant to a spin-off, split-up or similar transaction) (each, a “Sale of Substantially All Assets”). Without limiting the generality of the foregoing sentence, and subject to the exclusions below, a Sale of Substantially All Assets will include the sale or other disposition, within any two-year period, in any one transaction or series of transactions, of more than two-thirds of the mills (whether determined by reference to mill-generated revenue or by number of mills) owned by Verso and its subsidiaries at the beginning of the two-year period. For purposes of this clause (3), however, in determining whether a Sale of Substantially All Assets has occurred the following assets and mills (or sales of assets and mills, as the case may be) shall be disregarded (together, any sales of such assets and mills, including related assets and real estate) are referred to as the “Excluded Sales”): (a) all or any portion of Verso’s mills, including related assets and real estate, in Duluth, MN, Wisconsin Rapids, WI, and Luke MD, (b) all or any portion of Consolidated Water Power Company, including related assets and real estate, and (c) any disposition of assets (including mills) that has been proposed as of, or that occurred prior to, the effective date of this Agreement.
(4)Verso, whether directly involving Verso or indirectly involving Verso through one or more subsidiaries or intermediaries, enters into an agreement to or consummates (a) a merger, combination, consolidation, conversion, exchange of securities, reorganization or business combination, or (b) an acquisition of the assets or stock of another entity,

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in any single transaction or series of transactions, which event results in the voting securities of Verso outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 66% percent of the combined voting power of the voting securities of Verso or such surviving or other entity outstanding immediately after such event.
(5)Any transaction or series of transactions that has the substantial effect of any one or more of the foregoing events occurs.
1.4.“Disability” means Employee’s physical or mental illness or incapacity that, as determined by a physician selected by Verso, has rendered or will render Employee unable to perform Employee’s duties hereunder with or without reasonable accommodation as required by applicable law (including some additional period of leave) for a period of 120 consecutive days (including weekends and holidays) or for 180 days within any twelve (12) month period.
1.5.“Eligible Termination” means a termination of Employee’s employment with Verso either (1) by Verso without Cause (and other than due to Employee’s death or Disability) or (2) by Employee for Good Reason. For clarity, if Employee ceases to be employed by Verso Corporation or one of its subsidiaries (referred to in this paragraph as the “Verso group of companies”), but continues immediately thereafter to be employed by any other company in the Verso group of companies, such transition of Employee’s employment within the Verso group of companies will not be considered a termination of Employee’s employment by Verso.
1.6.“Good Reason” means that any one or more of the following events has occurred without Employee’s written consent:
(1)a material reduction by Verso in Employee’s annual base salary or target-level annual incentive award opportunity, other than a general reduction in the base salaries or target-level annual incentive award opportunities of all or substantially all of Verso’s executives;
(2)a material demotion by Verso with respect to Employee’s job duties and responsibilities; or
(3)Verso’s material breach of any material agreement between Employee and Verso;
provided, however, that Employee’s termination of his or her employment with Verso will not be considered a termination by Employee for Good Reason unless Employee has: (a) notified Verso in writing of the event(s) claimed to constitute Good Reason, no later than 30 days after the initial occurrence of the event(s); (b) Verso has failed to cure or remedy such event(s), no later than 30 days after its receipt of Employee’s written notice; and (c) Employee has notified Verso in writing that Employee’s is terminating his or her employment for Good Reason on account of such event(s), and Employee actually terminates Employee’s employment with Verso no later than 30 days after the expiration of such 30-day cure period. For clarity, a reduction in duties or responsibilities as a result of the Excluded Sales shall not constitute “Good Reason” pursuant to clause (2) above.
1.7.“Monthly Base Salary” means Employee’s annualized rate of base salary from Verso as in effect immediately prior to termination of Employee’s employment with Verso, divided by 12.
1.8.“Prorated Bonus” means, if Employee’s employment with Verso terminates other than on a December 31, the annual cash incentive award payable to Employee under the applicable annual incentive bonus plan of Verso (such as

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the Verso Incentive Plan (VIP)) in which Employee participates for the year in which Employee’s termination occurs, which will be (1) prorated on a daily basis with respect to the period of Employee’s employment with Verso during such year, (2) based on Verso’s actual level of achievement of its performance objectives for such year (for the entire year, even though Employee’s employment terminated during the year), (3) based on the assumption that Employee satisfied all of Employee’s performance goals at target level and service criteria for the receipt of such incentive award, and (4) payable to Employee at the same time that Verso pays its annual cash incentive awards under the applicable incentive plan to its executive officers generally (but in no event later than March 15 of the immediately following year).
1.9.“Separation from Service” means a “separation from service” with Verso, as such term is defined in Treasury Regulation 1.409A-1(h), or any successor thereto, promulgated under the Internal Revenue Code of 1986, as amended (“IRC”). For the avoidance of doubt, references to a “separation,” “termination,” “termination of employment” or like terms means a “Separation from Service.”
2.Termination Benefits
2.1.Entitlement. In the event of Employee’s Separation from Service from Verso in an Eligible Termination, Employee will be entitled to the payments and benefits identified in section 2.2, below, subject to the terms and conditions of this Agreement and provided that the Severance Conditions set forth in section 2.7 are met.
2.2.Termination Allowance and Other Benefits. If Employee is entitled to payments and benefits pursuant to this Section 2.2, Verso will pay a termination allowance (“Termination Allowance”) to Employee and provide to Employee the other benefits described in this Section 2.2 (collectively with the Termination Allowance, the “Termination Benefits”). As specified below, the level of Termination Benefits provided will be determined based on whether (a) the Separation from Service is not in connection with a Change in Control and not within 12 months after a Change in Control or (b) the Separation from Service is in connection with a Change in Control or occurs within twelve calendar months after the month in which a Change in Control occurs (a “Change in Control Termination”).
(1)Termination Allowance. Employee’s Termination Allowance will equal the sum of (a) Employee’s Monthly Base Salary multiplied by twelve (12) plus (b) Employee’s Bonus Target; provided, however, that if the Eligible Termination is a Change in Control Termination, Employee’s Termination Allowance will equal the sum of (x) Employee’s Monthly Base Salary multiplied by eighteen (18) plus (y) Employee’s Bonus Target multiplied by one and one-half (1.5). Verso will pay the Termination Allowance to Employee, less all applicable reductions, taxes and other withholdings, in a lump sum cash payment within 60 days following Employee’s Separation from Service, provided that if the period for Employee to provide (and not revoke) the Release defined below spans two calendar years, the payment will be made in the second of such two years (and within the 60-day period following Employee’s Separation from Service).
(2)Prorated Bonus. Verso will pay the Prorated Bonus to Employee, less all applicable reductions, taxes and other withholdings, when payment of the applicable incentive bonus would have been paid to Employee in the normal course if Employee had remained employed with Verso through the end of the applicable year.
(3)Outplacement Services. Verso will provide Employee with outplacement services using a provider selected by Verso in its reasonable discretion and paid for in full by Verso, (a) for twelve (12) months or (b) if shorter, until Employee becomes re-employed with another employer.

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(4)COBRA. If Employee elects to receive continued medical and dental insurance coverage provided by Verso for Employee and Employee’s eligible dependents, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then Employee will be reimbursed by Verso for the amount of Employee’s COBRA premiums to continue the coverage that was in effect immediately prior to Employee’s termination of employment with Verso, for twelve (12) months; provided, however, that such period shall be eighteen (18) months in the case of a Change in Control Termination. If elected, such coverage will begin on the first day of the month immediately following the date of termination of Employee’s employment, and Verso’s obligations with respect to such continued coverage will cease upon the first to occur of Employee’s death, the date that Employee becomes eligible for coverage under the health plan of a future employer, or the date that Verso ceases to offer group health coverage to its active executive employees or Verso is otherwise under no obligation to offer COBRA continuation coverage to Employee; provided, further, that Verso’s obligations with respect to such continued coverage are subject to Verso’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.
2.3.Payment of Termination Benefits; Taxes. The Termination Benefits will be payable as and when prescribed above in section 2.2, subject to any delays and modifications that may be required in accordance with the provisions of this Agreement set forth below under the heading “Tax Matters.” In the event any withholding is required with respect to any Termination Benefits or amounts owed Employee by Verso, Verso may deduct the applicable reductions, taxes and other withholdings from the applicable payment or benefit or from any other amounts otherwise payable to Employee, or it may require Employee to make arrangements reasonably satisfactory to Verso to provide for such withholding amounts. Except for Verso’s withholding rights, Employee will be solely responsible for Employee’s own tax liability with respect to participation in this Agreement.
2.4.No Termination Benefits. Verso will not be obligated to pay or provide any Termination Benefits to Employee under this Agreement if (1) Employee’s employment is terminated under any circumstance other than those set forth in Section 2.2, above, including, without limitation, if Employee quits or resigns for any reason that is not Good Reason, if Verso terminates Employee’s employment for Cause, or in the event Employee’s employment ends due to Employee’s death or Disability, or (2) any of the Severance Conditions are not timely satisfied. Employee agrees to reasonably cooperate with Verso and any physician selected by Verso, including providing such information as Verso or such physician may reasonably request and submitting to an examination by such physician, in connection with a determination as to whether or not Employee has a Disability.
2.5.Other Payments and Benefits. The Termination Benefits are not in lieu of, but are in addition to, (1) amounts owed Employee by Verso, but not yet paid, upon termination of Employee’s employment (for example, Employee’s unpaid salary through the date of termination) and (2) benefits to which Employee may be entitled under any and all other policies, plans and procedures of Verso applicable to Employee, to the extent not duplicative of the benefits set forth herein. The determination of whether a payment or other benefit is duplicative will be within the sole discretion of Verso. For clarity, without limiting the generality of the foregoing sentence, Employee will not be entitled to any benefits under any severance policy for employees of Verso, unless Employee specifically is approved in writing by Verso to receive any such benefits under any such severance policy and such approval is explicit that such benefits are in addition to the benefits provided under this Agreement.
2.6.Equity Programs. This Agreement does not modify or apply as to any stock option, restricted stock, stock unit, or other equity award granted pursuant to the Verso Corporation Performance Incentive Plan (or any successor Verso

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equity incentive plan). In the event of any termination of employment, any such equity award will be governed by the applicable award agreement and the terms of the plan under which it was granted.
2.7.Severance Conditions. The payment of Termination Benefits is subject to all the following conditions precedent (“Severance Conditions”):
(1)Employee must work until Employee’s last day of employment by Verso as reasonably instructed by Verso, provided that if Employee has accrued vacation that Employee may take, taking such vacation will not be a violation of this requirement; and Employee must fulfill in all material respects all of Employee’s duties to Verso in good faith through that date.
(2)Employee must meet, in all material respects through the date that Employee’s Termination Allowance is actually paid to Employee, all of Employee’s obligations under this Agreement, the Restrictive Covenant Agreement, and all other agreements, if any, between Employee and Verso that survive termination of Employee’s employment with Verso.
(3)Employee must execute and not revoke a Waiver and Release of Claims Agreement (“Release”) in accordance with the timing and other requirements set forth in this paragraph. The Release must be signed in connection with the termination of Employee’s employment with Verso and not any earlier than Verso may prescribe. The Release will be in substantially the form attached hereto as Exhibit A, with such changes as Verso may reasonably believe are necessary or advisable to comply with applicable laws, rules and regulations or as Verso may otherwise believe are appropriate and consistent with the purposes and intent of the Release. Verso will provide the final form of Release to Employee no later than ten (10) days following Employee’s termination of employment, and Employee will be required to execute and return the Release to Verso within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after Verso provides the form of Release to Employee.
(4)If as of Employee’s last day of employment with Verso, Employee is no longer or otherwise not party to a Restrictive Covenant Agreement providing that Employee will not compete with Verso for a period of at least eighteen (18) months after Employee’s Separation of Service from Verso, then Employee must execute and not revoke a Restrictive Covenant Agreement requiring Employee not to compete with Verso (or solicit Verso employees or customers) for 18 months after Employee’s Separation from Service, and Employee will be required to execute and return the Restrictive Covenant Agreement to Verso not later than the date on which Employee must provide the Release to Verso. In such circumstances, Verso will provide the form of Restrictive Covenant Agreement to Employee not later than the last day of the period of time in which Verso has to provide the form of Release to Employee.
3.Resignations. Upon termination of Employee’s employment for any reason, Employee will be deemed to have resigned from all offices and directorships, if any, then held with Verso or any of its affiliates, and, at Verso’s request, Employee will execute such documents as are necessary or desirable to effectuate such resignations.
4.Employee’s Representations. Employee hereby represents and warrants all of the following to Verso:
4.1.The execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound.

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4.2.Employee is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or other restriction with any other person or entity, which would be breached by entering into this Agreement.
4.3.Upon the execution and delivery of this Agreement by Verso, this Agreement will be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he has consulted with independent legal counsel regarding his or her rights and obligations under this Agreement and that he or she fully understands the terms and conditions contained in this Agreement.
5.Tax Matters.
5.1.Section 409A.
(1)The Termination Benefits described herein are intended to be exempt from or comply with the provisions of Section 409A of the IRC, as well as any regulations or other guidance issued by the Secretary of Treasury and the Internal Revenue Service (collectively, “Section 409A”), so as to avoid the imposition of any tax, penalty or interest under Section 409A. To the extent such section or regulations apply, the provisions hereof will be construed and interpreted accordingly.
(2)It is intended that (a) each payment or installment of payments provided hereunder is a separate “payment” for purposes of Section 409A and (b) the payments satisfy, to the maximum extent possible, the exemptions from the application of Section 409A, including those exceptions provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception for separation pay), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).
(3)Notwithstanding anything to the contrary herein, if Verso determines that (a) on the date of Employee’s Separation from Service or at such other time that Verso determines to be relevant, Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of Verso and (b) any payments to be provided to Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the IRC or any other taxes or penalties imposed under Section 409A (“Section 409A Taxes”) if provided at the time otherwise required hereunder, then such payments will be delayed until the date that is six months after the date of Employee’s Separation from Service with Verso (or if earlier, Employee’s death) if and to the extent such delay is required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any payments delayed pursuant to this section will be made in a lump sum (without interest) on the first day of the seventh month following Employee’s Separation from Service (or, if earlier, within 30 days after the date of Employee’s death).
(4)Notwithstanding any other provision hereof to the contrary, in no event will any payment hereunder that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset (excluding any forfeiture of benefits hereunder) by any other amount unless otherwise permitted by Section 409A.
5.2.Section 280G.
(1)If it is determined (as hereafter provided) that any payment or distribution by Verso to or for Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or

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otherwise pursuant to or by reason of any other agreement, Agreement, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the IRC (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of Verso or of a substantial portion of the assets of Verso, within the meaning of Section 280G of the IRC (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state and local income, employment and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the Safe Harbor Amount (as defined below), (a) the cash portions of the Payments payable to Employee under this Agreement will be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any other Payments payable to Employee under any other agreements, policies, plans, programs or arrangements will be reduced until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount.
(2)If a reduction in Payments is required pursuant to section 5.2(1), then Payments will first be reduced or eliminated (if and to the extent necessary) by reducing any Payment that is treated as contingent on the change in ownership or control but is not covered by Treas. Reg. Section 1.280G-1 Q/A 24(b) or (c), then from any Payment that is covered by Treas. Reg. Section 1.280G-1 Q/A 24(c), in each case in reverse order beginning with Payments which are to be paid the farthest in time from applicable event. All calculations under this section will be determined by a national accounting firm selected by Verso (which may include Verso’s outside auditors) and will be provided to Verso and Employee within 15 days prior to the date on which any Payment is payable to Employee. Verso will pay all costs to obtain and provide such calculations to Employee and Verso.
(3)For purposes of this section 5.2, (a) the term “Parachute Value” of a Payment will mean the present value (as of the date of the applicable change in ownership or effective control of Verso or of a substantial portion of the assets of Verso, within the meaning of Section 280G of the IRC) of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the IRC, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and (b) the term “Safe Harbor Amount” will mean 2.99 times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the IRC.
6.Other Provisions.
6.1.Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to Employee’s employment with Verso. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. For clarity, the

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Restrictive Covenant Agreement is outside of the scope of the foregoing integration provision.
6.2.Waivers. The waiver by either party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by the other party. No waiver of any provision of this Agreement will be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert any rights hereunder on any occasion or series of occasions.
6.3.Not an Employment Agreement. This Agreement does not give Employee any right to continued employment with Verso, and all employees remain subject to discharge to the same extent as if this Agreement had never been adopted.
6.4.No Conflicting Agreements. Employee hereby represents and agrees that he is not a party to or bound by any agreement which would affect or otherwise limit the performance of his obligations hereunder.
6.5.Mitigation. If Employee is eligible to receive Termination Benefits under this Agreement, Employee will not be required to mitigate the amount of such Termination Benefits by seeking employment or otherwise.
6.6.Severability and Enforceability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and enforced to the fullest extent permitted by law. Employee agrees the restrictions set forth in this Agreement are reasonable and necessary to protect the interests of Verso. If any of the covenants set forth herein are deemed to be invalid or unenforceable for any reason, the parties contemplate that such provisions will be modified to make them enforceable to the fullest extent permitted by law.
6.7.Assignment. The rights and obligations of Verso under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Verso. Employee acknowledges that the services to be rendered by him are unique and personal, and except as otherwise provided by law, Employee may not assign or transfer, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, any interest that Employee have under this Agreement. If Termination Benefits are due under this Agreement to Employee at a time when Verso determines Employee are unable to care for Employee’s affairs, payment may instead be made directly to Employee’s legal guardian or personal representative. If Employee dies after a termination of employment with Verso and at a time when a Termination Benefits are due to Employee under this Agreement, then Verso may make payment of the applicable Termination Benefits to the executor, personal representative or administrators of Employee’s estate.
6.8.Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
6.9.Choice of Law and Venue. This Agreement will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Agreement and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Agreement must be brought in a court of competent jurisdiction in Hamilton County, Ohio, or in the United States District Court for the Southern District of Ohio (Western Division). In any such lawsuit or other legal proceeding, any such court will

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have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.
6.10.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
6.11.Electronic Execution; Counterparts. This Agreement may be executed electronically and in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Photographic, facsimile and PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
6.12.Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of two days following personal delivery (including personal delivery by e-mail provided that receipt is confirmed by the recipient by reply email), or on the date received by the recipient by Federal Express or courier, if sent to the recipient address indicated below:
To Verso:

Verso Corporation
8540 Gander Creek Drive
Miamisburg, Ohio 45342
Attention: President and Chief Executive Officer

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With a copy to:

Verso Corporation
8540 Gander Creek Drive
Miamisburg, Ohio 45342
Attention: Chief Executive Officer

To Employee:

Aaron D. Haas
7739 Country Brook Ct.
Springboro, OH 45066

or to such other address or to the attention of such other person as the recipient will have specified by prior written notice to the sending party.
6.13.Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of this Agreement reasonably expected to be performed or applicable after expiration or termination of this Agreement, will survive termination of this Agreement and any termination of Employee’s employment hereunder.
6.14.Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.
IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first above written.
Verso Corporation

/s/ Terrance M. Dyer

Terrance M. Dyer
    Senior Vice President, Human Resources, Communications and EHS

Employee:

/s/ Aaron D. Haas
Aaron D. Haas

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EXHIBIT A
FORM OF WAIVER AND RELEASE OF CLAIMS AGREEMENT

I, Aaron D. Haas, am a party to a Severance Agreement (the “Severance Agreement”) with Verso Corporation (“Verso”) dated August 16, 2021. In exchange for the Benefits (as defined below), I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (this “Waiver”). All capitalized terms used but not defined in this Waiver have the meanings given to them in the Severance Agreement.
1.Ending of Employment. I acknowledge and agree that my employment with Verso ended on [_________, 20__] (the “End Date”). I confirmed that I resigned, effective as of the End Date, from each and every position (whether as an employee, director, member, manager, or otherwise) I held with Verso and each of its affiliates.
2.Delivery of Waiver. I acknowledge that Verso delivered this Waiver to me on [_________, 20__].
3.Effect on Benefits. In consideration of (among other things) my entering into (and not revoking) this Waiver, Verso will pay or provide to me (in accordance with and subject to the terms and conditions of the Severance Agreement) the applicable severance benefits set forth in Section 2 of the Severance Agreement (the “Benefits”). I acknowledge and agree that unless I sign and do not revoke this Waiver within the time periods described herein, and unless I comply with all the covenants and perform all the obligations imposed on me in the Severance Agreement, this Waiver, the Restrictive Covenant Agreement, and any other contract between Verso and me, I will not be entitled to receive any of the Benefits. I acknowledge and agree that if any portion of the Benefits is not paid as a result of my not complying with all the covenants and obligations imposed on me in the Severance Agreement, this Waiver, the Restrictive Covenant Agreement, and any other contract between Verso and me, my waivers and releases set forth in this Waiver shall continue to be binding and effective.
4.Waiver and Release. Subject in all respects to the Retained Rights (as such term is defined below), which shall remain with me and are not waived, released, discharged or affected in any way by this Waiver, I and anyone claiming through me (including my agents, representatives, assigns, heirs, beneficiaries, executors and administrators) hereby irrevocably, unconditionally and forever waive, release and discharge Verso, its direct and indirect parents, subsidiaries and other affiliates, its and their respective predecessors, successors and assigns, and its and their respective former, current and future stockholders, members, partners, directors, officers, managers, employees, agents, representatives, attorneys and insurers (collectively, the “Releasees”) from any and all claims, causes of action, charges, complaints, demands and rights of any nature whatsoever, whether known or unknown, and whether fixed or contingent, arising from, based on, or relating to my employment with Verso, the ending of my employment with Verso, my status at any time as a holder of any securities of any Releasee, any act or omission of any Releasee occurring prior to or on the date of my signature to this Waiver set forth below (the “Execution Date”), and any dealing, transaction or event involving any Releasee occurring prior to or on the Execution Date, including any and all such claims, causes of action, charges, complaints, demands and rights under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Fair Labor Standards Act of 1938, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, all laws of the State of Ohio relating to any subject matter covered by the foregoing laws of the United States of America (including Ohio Revised Code Section 4112), and any other federal, state or local law, rule, regulation or common law, in each case as the same may be amended from time to time. This Waiver includes all wrongful termination and constructive discharge claims, all discrimination claims, all claims for compensation for the time worked and the services performed for Verso and each of the other Releasees, all claims (except the

Retained Rights) relating to the Restrictive Covenant Agreement or any contract of employment (whether express or implied) with Verso or any of the other Releasees, all claims for the breach of any covenant of good faith or fair dealing whether express or implied), and any tort of any nature. This Waiver is for any relief or remedy, regardless of how it is denominated, including wages, back pay, front pay, reinstatement, benefits, compensatory damages, punitive or exemplary damages, and attorneys’ fees and expenses. Notwithstanding any provision of this Waiver to the contrary, this Waiver does not apply to any claim or right that may not be waived under applicable law, any claim for my vested interest in any employee benefit plan, program or arrangement maintained by Verso or the benefits provided thereunder, any claim for unemployment insurance benefits or workers’ compensation, any claim arising from or relating to this Waiver, or any claim that may arise after the Execution Date.
5.No Unreported Work; Proper Payment. I represent that I have reported all hours that I have worked for Verso, and that Verso has properly paid me for all of my hours worked.
6.No Unreported Work-Related Injury or Illness. I represent that I have no unreported work-related injury or illness, and I have no basis to report any such injury or illness.
7.No Claim, Charge, Etc. I represent that I have not made or filed any claim, charge, complaint, demand or lawsuit against any Releasee to such Releasee or with the United States Equal Employment Opportunity Commission, the Ohio Civil Rights Commission, or any other federal, state or local governmental authority or court. Except as expressly contemplated in the last sentence of Section 4 of this Waiver or as to the Retained Rights, and only if and to the extent permitted by applicable law, I agree that (a) I will not make any claim, charge, complaint, demand or lawsuit against any Releasee, and (b) if any federal, state or local governmental authority or court assumes jurisdiction of any claim, charge, complaint, demand or lawsuit against any Releasee on my behalf, I will request that such governmental authority or court withdraw from the matter and I will refuse any and all benefits derived therefrom. I hereby irrevocably waive any right that I may have to bring any representative action or to serve in any representative capacity in any class or collective action against any Releasee, such that any action by me or taken on my behalf may proceed, if at all, only as an individual action.
8.No Unlawful Act or Omission; Investigations. I represent that I have not knowingly engaged in any unlawful act or omission in the course of my employment with Verso, and I know of no basis on which any such claim could be asserted. I will cooperate fully in any investigation conducted by or on behalf of Verso into any matter that occurred at any time during my employment with Verso. I understand that this Waiver does not prevent me from cooperating in any investigation conducted by or on behalf of any federal, state, local or foreign governmental authority. To the fullest extent permitted by applicable law, I hereby irrevocably assign to the government of the United States of America any right that I might have to any proceeds or award in connection with any false claim proceeding against Verso or any other Releasee.
9.Protected Rights. I understand that (a) nothing contained in this Waiver or in any other contract to which I am a party with Verso is intended to limit, or shall be construed as limiting, my ability to file a charge or complaint with the United States Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”); (b) this Waiver (and any other contract to which I am a party with Verso) does not limit my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Verso; and (c) this Waiver (and any other contract to which I am a party with Verso) does not limit my right to receive an incentive award for information provided to any Government Agency. For clarity, and as required by law, this Waiver (and any other contract to which I am a party with Verso) does not prevent me from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute the confidential information of Verso or any of its subsidiaries (as such confidential information is determined pursuant to the Restrictive Covenant Agreement) to any parties other than the Government Agencies. I further understand that the protected rights described in this Section 9 do not include the disclosure of any Verso (or other Releasee) attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I am hereby notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
10.Return of Company Property. I agree to commit no act or omission that harms, impairs or in any way damages Verso’s (or any of its subsidiaries’) computer systems and resources, including but not limited to, data, servers, storage, personal computers, mobile devices, security systems, network systems, and software. I represent and covenant that I have returned to Verso (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to Verso or any of its subsidiaries that were in my possession, subject to my control or held by me for others; and (b) all property or equipment that I have been issued by Verso or any of its subsidiaries during the course of my employment or property or equipment that I otherwise possessed, including any keys, credit cards, office or telephone equipment, computers, tablets, cell phones/smartphones, other devices, and automobile. I acknowledges that I am not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and am not authorized to retain any property or equipment of Verso or any of its subsidiaries. I further agree that I will immediately forward to Verso (and thereafter destroy any electronic copies thereof) any business information relating to Verso or any of its subsidiaries that has been or is inadvertently directed to me following the date of the termination of my employment. Verso will reasonably cooperate with me, if requested, to transfer to me the phone numbers associated with my Company cell phones/smartphones.
11.Ongoing Confidentiality, Non-Compete and Other Obligations. I represent and agree that my Restrictive Covenant Agreement remains in force and I will comply with my obligations thereunder.
12.Inventions. I acknowledge and agree that Verso owns all rights to and interests in any Invention that I conceived of, developed or assisted in developing, in whole or in part, while employed with Verso and prior to the End Date that (a) relates to Verso’s (or any of its subsidiaries) current business or anticipated future businesses, (b) involves the use of Verso’s (or any of its subsidiaries) information, equipment, facilities or supplies, (c) is or was created or conceived of, in whole or part, while working on Verso’s (or any of its subsidiaries) time, or (d) results from my work for Verso (or any of its subsidiaries). I represent and agree that I have disclosed to Verso all Inventions that I conceived of, developed or assisted in developing, in whole or in part, while employed with Verso or any of its subsidiaries and prior to the End Date. As used herein, the term “Inventions” means inventions (whether or not patentable), discoveries, innovations, improvements, designs and ideas and related technologies and methodologies (whether or not shown or described in writing or reduced to practice). I understand that my acknowledgement of Verso’s ownership of such Inventions and the required disclosure thereof do not apply to an Invention that does not meet any of the characteristics identified in the first sentence of this Section 12.
13.Enforceability. This Waiver is binding upon and enforceable against me and my agents, representatives, heirs, beneficiaries, executors and administrators.

14.Choice of Law and Jurisdiction. This Waiver will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts-of-law provisions or principles thereof. This Waiver and its subject matter have substantial contacts with the State of Ohio, and any lawsuit or other legal proceeding with respect to this Waiver must be brought in a court of competent jurisdiction in Montgomery County, Ohio, or in the United States District Court for the Southern District of Ohio. In any such lawsuit or other legal proceeding, any such court will have personal jurisdiction over all the parties hereto, and service of process upon them under any applicable law, statute or rule will be deemed valid and good.
15.CONSIDERATION AND CONSULTATION. VERSO HEREBY ADVISES ME THAT BEFORE I SIGN THIS WAIVER, I MAY TAKE 21 DAYS TO CONSIDER WHETHER OR NOT TO SIGN IT. VERSO ALSO HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY AND TO HAVE THE ATTORNEY REVIEW THIS WAIVER WITH ME BEFORE I SIGN IT. I HEREBY ACKNOWLEDGE THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND EITHER HAVE HELD SUCH CONSULTATION OR HAVE DETERMINED NOT TO CONSULT WITH AN ATTORNEY.
16.REVOCATION. VERSO HEREBY ADVISES ME THAT I MAY REVOKE THIS WAIVER BY DELIVERING WRITTEN NOTICE OF MY REVOCATION TO THE CHIEF EXECUTIVE OFFICER, VERSO CORPORATION, 8540 GANDER CREEK DRIVE, MIAMISBURG, OHIO 45342, WITHIN THE 7-DAY PERIOD FOLLOWING THE DAY THAT I SIGN THIS WAIVER (THE “REVOCATION PERIOD”). I UNDERSTAND THAT IF I REVOKE THIS WAIVER WITHIN THE REVOCATION PERIOD, I WILL NOT BE ENTITLED TO RECEIVE THE BENEFITS. I ALSO UNDERSTAND THAT IF I DO NOT REVOKE THIS WAIVER WITHIN THE REVOCATION PERIOD, THIS WAIVER WILL BE FOREVER LEGALLY BINDING AND ENFORCEABLE BEGINNING ON THE DAY IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD. THIS WAIVER IS NOT EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.
17.Retained Rights. Nothing in this Waiver shall result in any waiver, release, discharge or effect of any kind upon (a) my rights to indemnification and the advancement of expenses as an officer and/or director of Verso and/or as a director or officer of any of its subsidiaries as set forth in Verso Corporation’s Amended and Restated Bylaws, the constituent documents of its subsidiaries, or the Indemnification Agreement dated as of ___________, 2021, between Verso and me, to the maximum extent provided therein, (b) my entitlement to protection under any and all insurance policies that Verso may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by me in connection with any action, suit or proceeding to which I may be made a party by reason of my being or having been a director, officer or employee of Verso or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to the Agreement or this Waiver); or (c) any dispute, claim or controversy arising under this Waiver.
18.Amendments. This Waiver may not be amended or changed orally but only by an agreement in writing signed by Verso.
19.Waivers. The waiver of any provision of this Waiver will not operate or be construed as a waiver of any subsequent breach by the other party. No waiver of any provision of this Waiver will be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert any rights hereunder on any occasion or series of occasions.
20.Severability and Enforceability. If any provision of this Waiver or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Waiver or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and enforced to the fullest extent permitted by law.
21.Assignment. The rights and obligations of Verso under this Waiver will inure to the benefit of and will be binding upon the successors and assigns of Verso. I acknowledge and agree that I may not assign or transfer, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, any interest that I have under this Waiver.
22.Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Waiver are for the purpose of convenience only, and they neither form a part of this Waiver nor are they to be used in the construction or interpretation thereof.
[The signature page follows on the next page.]

I acknowledge and agree that I have carefully read this Waiver in its entirety, fully understand and agree to all of its terms, conditions and provisions, and have signed this Waiver knowingly, voluntarily and free from any fraud, duress, coercion or mistake of fact. Upon signing this Waiver, I agree to deliver it to the Chief Executive Officer of Verso Corporation.

Agreed to and Accepted:

Aaron D. Haas
Date: _____________, 20__
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